FOR IMMEDIATE RELEASE

RCS Capital Names Richard F. Williamson
as Chief Counsel – Strategic Transactions

Additional Hire Bolsters RCAP’s Legal Team

New York, New York, March 31, 2014 — RCS Capital Corporation (NYSE: RCAP) (“RCAP”) announced today the hiring of Richard F. Williamson as Senior Vice President and Chief Counsel – Strategic Transactions.

William M. Kahane, Chief Executive Officer of RCAP, noted, “We are extremely pleased and excited to have Dick join our legal team at RCS Capital. His experience and wisdom will complement our existing skill sets while adding to the intellectual capital of our firm.”

James A. Tanaka, General Counsel of RCAP, remarked, “I am excited to welcome Dick to our quickly expanding legal team. Dick brings a reservoir of knowledge and experience to our company and we expect him to become a leader within the department and an invaluable resource for our investment banking, capital markets and transaction management platform.”

Mr. Williamson added, “I am delighted to join the RCAP legal team. RCAP is a dynamic company which has grown dramatically since its 2013 initial public offering. I am eager to assist the company in executing its business strategy of building an industry-leading financial services institution focused on the retail investor.”

Prior to joining RCAP, Mr. Williamson was a partner in the business department of Blank Rome LLP. A seasoned attorney with over 35 years of experience executing real estate merger and acquisition transactions, he has been recognized as a “Top Rated Lawyers in Real Estate Law” for 2013 and 2014 by American Lawyer Media and Martindale-Hubbell. He has served on the board of directors of a national bank, mortgage company, life insurance company and private school and is currently an adjunct professor at the University of Virginia Law School.

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. RCAP also will be engaged in the retail advice and investment management business upon closing of pending acquisitions of independent broker-dealers and an investment manager. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Investor Inquiries:

Anthony J. DeFazio DDCworks tdefazio@ddcworks.com Ph: (484) 342-3600	Brian D. Jones, CFO RCS Capital Corporation bjones@rcscapital.com Ph: (866) 904-2988	Andrew G. Backman, Managing Director Investor Relations/Public Relations RCS Capital Corporation abackman@ rcscapital.com Ph: (917) 475-2135